EXHIBIT 4.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT made as of this _____ day of September, 2006 between HARRY’S TRUCKING INC., a corporation organized under the laws of the State of Delaware with offices at 15981 Yarnell Street #225, Sylmar, CA 91342 (the “Company”), and the undersigned (the “Subscriber” and together with each of the other subscribers in the Offering (defined below), the “Subscribers”).

WHEREAS, the Company desires to issue up to $100,000 (100 Units) aggregate amount of units (a “Unit” and collectively, the “Units”) in a private placement (the “Offering”), at a purchase price of $1,000 per Unit;

WHEREAS, each Unit shall consist of one thousand (1,000) shares of Common Stock, par value $.0001 per share (the “Shares”); and

WHEREAS, the Subscriber is delivering simultaneously herewith a completed confidential investor questionnaire (the “Questionnaire”).

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.        SUBSCRIPTION FOR UNITS AND REPRESENTATIONS BY AND COVENANTS OF SUBSCRIBER.

1.1        Subscription for Units. Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company such aggregate amount of Units as is set forth upon the signature page hereof; and the Company agrees to sell such Units to the Subscriber for said purchase price subject to the Company’s right to sell to the Subscriber such lesser number of Units as the Company may, in its sole discretion, deem necessary or desirable. The purchase price is payable by check made payable to “Harry’s Trucking, Inc.” with the notation “Stock Purchase” and should be delivered with this Subscription Agreement. Wire transfers should be made to Harry’s Trucking Inc. The certificates for the Shares shall be delivered by the Company no later than ten (10) days after the Closing.

1.2        Reliance on Exemptions. The Subscriber acknowledges that this Offering has not been reviewed by the United States Securities and Exchange Commission (“SEC”) or any state agency because of the Company’s representations that this is intended to be a nonpublic offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and state securities laws. The Subscriber understands that the Company is relying in part upon the truth and accuracy of, and the Subscriber’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of the Subscriber to acquire the Units.

1.3        Investment Purpose. The Subscriber represents that the Units and Shares comprising the Units (collectively, the “Securities”) are being purchased for its own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the 1933 Act. The Subscriber agrees that it will not sell or otherwise transfer the Securities unless they are registered under the 1933 Act or unless an exemption from such registration is available.

1.4        Accredited Investor. The Subscriber represents and warrants that he or it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act, as indicated by its responses to the Questionnaire, and that it is able to bear the economic risk of any investment in the Units. The Subscriber further represents and warrants that the information furnished in the Questionnaire is accurate and complete in all material respects.

1,5        Risk Factors - Trucking. The following factors are important and should be considered carefully in connection with any evaluation of our business, financial condition, results of operations, prospects, or an investment in our company. The risks and uncertainties described below are those that we currently believe may materially affect our company or our financial results. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or affect our financial results.

(a)          Our business is subject to general economic and business factors that are largely out of our control, any of which could have a materially adverse effect on operating results. Our business is dependent on a number of general economic and business factors that may have a materially adverse effect on our results of operations, many of which are beyond our control. These factors include higher fuel costs, excess capacity in the trucking industry, strikes, or other work stoppages, significant increases or fluctuations in interest rates, fuel taxes, and license and registration fees. We are affected by recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries where we have significant concentration of customers. Economic conditions may adversely affect our customers and their ability to pay for our services.

(b)          Increases in compensation or difficulty in attracting drivers could affect our financial results and ability to grow. In recent years the transportation industry has experienced substantial difficulty in attracting and retaining qualified drives, including independent contractors, with competition for drivers being increasingly intense. In addition, due in part to current economic conditions, including the cost of fuel and insurance, the available pool of independent contractor drivers is smaller than it has been historically. Our compensation of drivers and independent contractors is subject to market forces, and we may increase their compensation further in future periods. An increase in our expense or in the number of tractors without drivers could materially and adversely affect our growth and financial results.

(c)          We operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to maintain our current financial condition.

We compete with many other truckload carriers that provide temperature-sensitive services. Many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase freight rates or maintain significant growth in our business. In addition, many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved service providers, or conduct bids from multiple carriers for their shipping needs, and in some instances we may not be selected as a core carrier or to provide service under such bids.

(d)          Many of our customers periodically solicit bids from multiple carriers for their shipping needs, and this process may depress freight rates or result in loss of business to our competitors. Some of our customers also operate their own private trucking fleets, and they may decide to transport more of their own freight. A reduction in or termination of our services by one or more of our major customers could have a materially adverse effect on our business and operating results.

(e)          Increased prices, reduced productivity, and restricted availability of new revenue equipment could cause our financial condition, results of operations and cash flows to suffer.

(f)           We have significant ongoing capital requirements that could harm our financial condition, results of operations and cash flows if we are unable to generate sufficient cash from our operations. The truckload industry is capital intensive. If we elect to return to our original business strategy of owning most of our fleet our capital needs would significantly increase. If we are unable to generate sufficient cash from operations and obtain financing on favorable terms in the future, we may have to limit our growth, enter into less favorable financing arrangements, or operate our revenue equipment for longer periods, any of which could have a materially adverse effect on our financial results.

(g)          Ongoing insurance and claims expenses could significantly affect our financial results. Our future insurance and claims expense might exceed historical levels, which could reduce our earnings. Insurance carriers have raised premiums for many businesses, including trucking companies. As a result, our insurance and claims expense could increase. If these expenses increase, or if we experience a claim in excess of our coverage limits, or we experience a claim for which coverage is not provided, results of our operations and financial condition could be materially and adversely affected.

(h)         Fluctuations in the price and availability of fuel will likely negatively impact our cost of operation, which could materially and adversely affect our financial results. We require large amounts of diesel fuel to operate our tractors and to power the temperature-control units on our trailers. Fuel is one of our largest operating expenses. Fuel prices tend to fluctuate, and prices and availability of all petroleum products are subject to political, economic and market factors that are beyond our control. The absence of meaningful fuel price protection, fluctuations in fuel prices, or a shortage of diesel fuel, could materially and adversely affect our results of operations.

(i)          We operate in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future regulations could have a materially adverse effect on our business. The DOT and various state and local agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety and insurance requirements. Our company drivers and independent contractors also must comply with the safety and fitness regulations promulgated by the DOT, including those relating to drug and alcohol testing and hours-of-service. The DOT adopted revised hours-of-service regulations effective in January 2004. In July 2004, the United States Court of Appeals for the District of Columbia vacated the new hours-of-service regulations in their entirety and remanded the matter to the Federal Motor Carrier Safety Administration, or FMCSA, for reconsideration. In August 2005, in response to the Surface Transportation Extension Act of 2004 (Part V) temporarily extending the hours-of-service regulations, the FMCSA issued a revised set of hours-of-service regulations effective October 1, 2005. The regulations did not have a significant impact on our operations or financial results for 2005 or 2004. However, uncompensated shortfalls in our utilization due to compliance with the regulations could adversely impact our financial results.

1.6        Risk Factors – Logistics The following factors are important and should be considered carefully in connection with any evaluation of our business, financial condition, results of operations, prospects, or an investment in our company. The risks and uncertainties described below are those that we currently believe may materially affect our company or our financial results. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or affect our financial results.

(a)          We depend upon others to provide equipment and services. We do not own or control the transportation assets that deliver our customers freight and we do not employ the people directly involved in delivering the freight. We are dependent on independent third parties to report certain events to us including delivery information and freight claims. This reliance could cause delays in reporting certain events, including recognizing revenue and claims. If we are unable to secure sufficient equipment or other transportation services to meet our commitments to our customers, our operating results could be materially and adversely affected, and our customers could switch to our competitors temporarily or permanently.

(b)          Risks that are beyond our control include: equipment shortages in the transportation industry, particularly among truckload carriers, interruptions in services or stoppages in transportation as a result of labor disputes, changes in regulations impacting transportation, and unanticipated changes in transportation rates.

(c)          Our ability to hire additional people is important to the continued growth of our business. Our continued success depends upon our ability to attract and retain a group of motivated salespersons and other logistics professionals. Our growth may be limited if we cannot recruit and retain a sufficient number of people. We cannot guarantee that we will be able to continue to hire and retain a sufficient number of qualified personnel.

(d)          We face substantial industry competition. Competition in the transportation services industry is intense and broad based. We compete against other non-asset based logistics companies as well as logistics companies that own their own equipment, third party freight brokers, Internet matching services, Internet freight brokers, and carriers offering logistics services. We also compete against carriers’ internal sales forces and shippers’ transportation departments. Increased competition could create downward pressure on freight rates, and continued rate pressure may adversely affect our financial results.

(e)          Our earnings may be affected by seasonal changes in the transportation industry. Results of operations for our industry generally show a seasonal pattern as customers reduce shipments during and after the winter holiday season. Although seasonal changes in the transportation industry have not had a significant impact on our cash flow or results of operations, we expect this trend to continue and we cannot guarantee that it will not adversely impact us in the future.

(f)           We are subject to claims arising from our transportation operations. We use the services of transportation companies and their drivers in connection with our transportation operations. From time to time, these drivers are involved in accidents and the carrier many not have adequate insurance coverage. Although these drivers are not our employees and all of these drivers are employees, owner operators or independent contractors working for carriers, from time to time, claims may be asserted against us for their actions, or for our actions, or for our actions in retaining them. Claims against us may exceed the amount of insurance coverage, or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, liability claims or workers’ compensation claims, or unfavorable resolutions of claims, could materially and adversely affect our financial results.

1.7        RISK OF INVESTMENT. THE SUBSCRIBER RECOGNIZES THAT THE PURCHASE OF THE UNITS INVOLVES A HIGH DEGREE OF RISK INCLUDING, WITHOUT LIMITATION, ANY AND ALL RISKS DISCUSSED IN THIS SUBSCRIPTION AGREEMENT. AN INVESTMENT IN THE COMPANY AND THE UNITS MAY RESULT IN THE LOSS OF A SUBSCRIBER’S ENTIRE INVESTMENT.

(a)          Risk of Loss of Investment. An investment in the Company and the Units offered hereby involve a high degree of risk. An investment in the Units is suitable only for investors who can bear a loss of their entire investment.

(b)         Value of Shares is Speculative. The terms of this offering have been determined arbitrarily by the Company. There is no relationship between such terms and the Company’s assets, earnings, book value and/or any other objective criteria of value.

(c)         Dependence on Net Proceeds; No Minimum Offering. The Company is wholly dependent upon the net proceeds of this Offering and internally generated cash to fund its operations, as more specifically described elsewhere in this Subscription Agreement. The proceeds of this Offering are also intended to fund the filing costs of the Company’s SB-2 Registration Statement. There is no commitment by any person to purchase Units and there is no assurance that any number of Units will be sold. Additionally, there is no minimum amount of funds that are required to be raised in order for the Company to accept subscriptions received from investors and the Company may terminate this Offering prior to the expiration of the Offering Period. There is no assurance that the Company will sell a sufficient number of Units in this Offering on a timely basis or that the net proceeds after payment of debts and other obligations will be adequate for the Company’s needs.

(d)         Need for Additional Capital; Additional Private Placement. The net proceeds raised by the Company from this Offering will be used immediately to fund the Company’s current operations. The Company may therefore require significant additional financing shortly after this Offering, regardless of the net proceeds received, in order to satisfy its cash requirements. Upon completion of this offering, the Company intends to effect a registration on Form SB-2, become a publicly traded entity, and seek to raise additional funds in private placement transactions. However, there is no assurance that it will be able to do so in a timely manner

(e)         Restrictions on Resale. The Units and the Shares, are “restricted” securities and may not be resold or otherwise transferred except pursuant to an effective registration statement or an exemption under the 1933 Act and applicable state or “blue sky” laws.

(f)         Limited Operating History; Recent Decline in Profitability, New Business Directions; Lack of Audited Financial Information. The Company was formed in September 2006 to acquire all of the membership interests in Harry’s Trucking, LLC. which is also referred to herein as the Company and has been in operation since April 2004. For they year ended December 31, 2004 the Company experienced a loss of ($10,052); for the year ended December 31, 2005 the Company experienced a profit of $75,993; and in the first three months of 2006, the Company’s profit was $7,728. The Company has two business segments. It offers long-haul truckload carriage and third party logistics services. Management believes that recent significant changes in operating costs, particularly diesel fuel, have greatly contributed to the Company’s recent reduced profitability as increased fuel costs cannot be completely passed along to the Company’s customers. As a result, the Company intends to refocus itself as a company providing freight industry logistical services and, accordingly, its past results may not be indicative of its financial results going forward. In any event, both business segments are subject to cyclical fluctuations based upon conditions beyond their control. The results of operations set forth above are based upon internally generated financial information which has not been audited. Review by an independent accountant and application of generally accepted accounting principals could result in substantial adjustment to such results of operations.

(g)         Dependence upon the Company’s Officer’s and Director’s. The Company is wholly dependent upon Miki Antunovich and Hamed Rahimi, currently the sole officers and directors of the Company, for the operations and success of the Company. The loss of either of their services would have a material adverse effect on the Company’s business, financial condition and results of operations. The Company does not have an employment agreement with either of its officers who are expected to devote only a portion of their working time to the affairs of the Company.

(h)         Capital Structure of the Company. The following sets forth the capital structure of the Company prior to the sale of any Securities in this Offering.

(i)           The Company has twenty one million (21,000,000) authorized shares of capital stock consisting of (A) twenty million (20,000,000) shares of Common Stock and (B) one million (1,000,000) shares of blank check preferred stock.

(ii)          The Company has 1,010,000 shares of Common Stock issued and outstanding as follows:

(A)	Haris Tajyar – 900,000 Shares;
(B)	Omar Tajyar - 100,000 Shares; and
(C)	Frank J. Hariton – 10,000 Shares.

(i)         The Company has no other securities currently issued and outstanding and there are no warrants, options or other securities outstanding that are convertible into or exercisable for any securities of the Company.

(j)          Investors in this Offering will suffer immediate dilution of at least $.65 per share on their purchase price of $1.00.

(k)        The Offering Proceeds are being delivered to and will be immediately available to the Company and will not be held in a separate account. Investor’s funds will be subject to claims of general creditors of the Company.

1.8          Summary of Proposed Business. The Company operates in the highly competitive on demand trucking industry providing temperature controlled transportation services primarily to the food industry. The Company intends to abandon this segment of their business and sell all of its tractors and trailers and focus on providing third party logistics services. This business segment provides outsourced or “third party” logistics services to companies for part or sometimes all of their supply chain needs. Third party logistics providers typically specialize in integrated warehousing and transportation services that can be scaled and customized to customer’s needs based on market conditions and the demands and delivery service requirements for their products and materials. The Company intends to discontinue operating in the capital intense on demand trucking industry and focus its future growth in the third party logistics business segment. There is no assurance that the Company will be successful in these endeavors or that if it accomplishes all of these steps it will be able to operate profitably.

1.9          Information. The Subscriber acknowledges receipt and full and careful review and understanding of this Subscription Agreement with any exhibits thereto which are comprised of the Company’s internal balance sheet and statement of operations through June 30, 2006 and the Company’s business plan (collectively the “Offering Document”) and hereby represents that: (i) it has been furnished by the Company during the course of this transaction with all information regarding the Company which it has requested; and (ii) that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers of the Company concerning the terms and conditions of the Offering, and any additional information which it has requested.

1.10      No Representations or Warranties. The Subscriber hereby represents that, except as expressly set forth in the Offering Document, no representations or warranties have been made to the Subscriber by the Company, or any agent, employee or affiliate of the Company and in entering into this transaction the Subscriber is not relying on any information other than that contained in the Offering Documents and the results of independent investigation by the Subscriber. The Subscriber is not relying on any projections in the Company’s business plan which must be viewed as highly speculative.

1.11      Tax Consequences. The Subscriber acknowledges that this Offering of the Units may involve tax consequences and that the contents of the Offering Documents do not contain tax advice or information. The Subscriber acknowledges that it must retain its own professional advisors to evaluate the tax and other consequences of an investment in the Company.

1.12      Transfer or Resale. The Subscriber understands that: (a) none of the Securities have been and are not being registered under the 1933 Act or any state securities laws; (b) the Securities may not be offered for sale, sold, assigned, pledged, transferred or otherwise disposed of (each a “Disposition”) unless, prior to effecting any such Disposition (other than any transfer not involving a change in beneficial ownership) (i) there is in effect a registration statement under the 1933 Act covering the Disposition and the Disposition is made in accordance with such registration statement, or (ii) the Subscriber gives written notice to the Company of such Subscriber’s intention to effect a Disposition and such notice shall describe the manner and circumstances of the proposed Disposition, and shall be accompanied by either (A) a written opinion of a legal counsel that a Disposition of the Securities may be made pursuant to an exemption from such registration, or (B) any other evidence reasonably satisfactory to counsel to the Company; and (C) the Company is under no obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any registration exemption thereunder.

1.13      Legends. The Subscriber understands that the certificates or other instruments representing the Securities, until such time as they have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A

REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate or other instrument without such legend to the holder of the Securities upon which it is stamped, if (a) there is in effect a registration statement under the 1933 Act covering the Disposition and the Disposition is made in accordance with such registration statement or (b) if the Disposition of the Securities is completed in satisfaction of the requirements of Rule 144 of the 1933 Act.

1.14      Validity; Enforcement. If the Subscriber is a corporation, partnership, trust or other entity, the Subscriber represents and warrants that: (a) it is authorized and otherwise duly qualified to purchase and hold the Units; and (b) that this Subscription Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, binding and enforceable obligation of the undersigned.

1.15      Residency. The Subscriber represents that its principal address is furnished at the end of this Subscription Agreement.

1.16      Foreign Subscriber. If the Subscriber is not a United States person, such Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Units or any use of this Subscription Agreement, including: (a) the legal requirements within its jurisdiction for the purchase of the Units; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the securities comprising the Units. Such Subscriber’s subscription and payment for, and his or her continued beneficial ownership of the Units, will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

1.17      NASD Member. The Subscriber acknowledges that if it is a Registered Representative of an NASD member firm, the Subscriber must give such firm notice required by the NASD’s Rules of Fair Practice, receipt of which must be acknowledged by such firm on the signature page hereof.

1.18      Confidential Information. The subscriber acknowledges that the information contained in this Subscription Agreement and the related schedules and Exhibits, as well as any other information relating to the Company that has been provided to the Subscriber in connection with this Offering is the confidential and proprietary information of the Company. The Subscriber agrees that he shall not disclose any of said information to any other person, except for his financial and legal advisors, who require such information to advise the Subscriber with respect to his contemplated investment, and in the event that the Subscriber does not invest in this Offering, he shall return all materials provided to him by the Company, including any copies thereof, to the Company.

II.	REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to the Subscriber, except as set forth in the disclosure schedules attached hereto:

2.1        Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Subscription Agreement means any entity in which the Company, directly or indirectly, owns capital stock and holds a majority or similar interest) are duly organized and validly existing in good standing under the laws of the jurisdiction in which they were organized, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Subscription Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby, or by the other Offering Documents or the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Offering Documents.

2.2        Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Subscription Agreement and to perform its obligations under the Offering Document, and to issue the Securities in accordance with the terms of the Offering Document. The execution and delivery of the Offering Document by the Company and the consummation by the Company of the transactions contemplated by the Offering Documents, including without limitation the issuance of the Securities, have been duly authorized by the Company’s board of directors and no further consent or authorization is required by the Company, its board of directors or its stockholders. The Offering Documents have been duly executed and delivered by the Company, and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

2.3        Capitalization. Prior to the Initial Closing, the authorized, issued and outstanding securities of the Company including, but not limited to, all and/or other securities convertible into equity securities of the Company and all options and warrants, all of which are listed in Section 1) of this Subscription Agreement. All of the issued and outstanding securities of the Company have been and are, or upon issuance will be duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Offering Document, (i) no shares of the Company's capital stock are subject to preemptive rights under Delaware law or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding debt securities issued by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in the Offering Document; and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All prior sales of securities of the Company were either registered under the 1933 Act and applicable state securities laws or exempt from such registration, and no security holder has any rescission rights with respect thereto.

2.4        Issuance of Securities; Reservation. The issuance, sale and delivery of the Securities have been duly authorized by all requisite corporate action by the Company and, upon issuance in accordance with the Offering Documents, shall be (a) duly authorized, validly issued, fully paid and non-assessable, (b) free from all taxes, liens and charges with respect to the issue thereof except that may be created by the Subscriber, and (c) entitled to the rights and preferences set forth in the Securities. Assuming (i) the accuracy of the information provided by the respective Subscribers in the Subscription Agreement and Questionnaire, and (ii) that all of the offerees and Subscribers are “accredited investors” as such term is defined in Rule 501 of Regulation D, the offer and sale of the Units pursuant to the terms of this Subscription Agreement are and will be exempt from the registration requirements of the 1933 Act and the rules and regulations promulgated thereunder. The Company is not disqualified from the exemption under Regulation D by virtue of the disqualification contained in Rule 507 thereof or otherwise.

2.5        No Conflicts. Except as set forth in the Offering Documents, the execution, delivery and performance of the Offering Documents by the Company, the consummation by the Company of the transactions contemplated by the Offering Documents, and the issuance of the Securities and performance by the Company of its obligations under the Offering Documents, will not (a) result in a violation of the Company’s Certificate of Incorporation, any other certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company, or the Company’s By-Laws, (b) conflict with, or constitute a default or an event which with notice or lapse of time or both would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, note and/or other indebtedness, lease, license or instrument, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the NASD) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

2.6        Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Offering Documents. Except as otherwise provided in the Offering Documents, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the foregoing.

2.7        No General Solicitation. None of the Company, its Subsidiaries, any of their affiliates, and any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

2.8        No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act by causing this Offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, or otherwise. None of the Company, its Subsidiaries, their affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act by causing the Offering of the Securities to be integrated with other offerings, or otherwise.

2.9        Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (b) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

2.10       Absence of Litigation. Except as set forth in the Offering Document, there is no action, suit, proceeding, inquiry or investigation before or by the NASD, any court, public board, government agency, self-regulatory organization or body, or arbitrator pending or, to the knowledge of the Company, threatened against the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such.

2.11      Tax Status. Except as set forth in the Offering Document, the Company and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, except when the failure to do so would not have a Material Adverse Effect, and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations or to the Company’s knowledge otherwise due and payable, except those being contested in good faith and has set aside on its books reserves in accordance with GAAP reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

2.12      Securities Law Compliance. The offer, offer for sale, and sale of the Units has not been registered with the SEC. The Units are to be offered, offered for sale and sold in reliance upon the exemptions from the registration requirements of Section 5 of the 1933 Act. The Company will conduct the Offering in compliance with the requirements of Regulation D under the 1933 Act, and the Company will file all appropriate notices of offering with the SEC.

2.13      Title. Except as set forth in or contemplated by the Offering Document, the Company has good and marketable title to all material properties and tangible assets owned by it, free and clear of all liens, charges, encumbrances or restrictions, except as such as are not significant or important in relation to the Company’s business; all of the material leases and subleases under which the Company is the lessor or sublessor of properties or assets or under which the Company holds properties or assets as lessee or sublessee are in full force and effect, and the Company is not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and to the Company’s knowledge no material claim has been asserted by anyone adverse to rights of the Company as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company owns leases or licenses all such properties as are necessary to its operations as described in the Offering Document.

2.14      Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted, the lack of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Offering Document, to the Company’s knowledge, none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Subscription Agreement, except where such expiration or termination would not have either individually or in the aggregate a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth in the Offering Document, no claim, action or proceeding has been made or brought against, or to the Company's knowledge, has been threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement, except where such infringement, claim, action or proceeding would not reasonably be expected to have either individually or in the aggregate a Material Adverse Effect. Except as set forth in the Offering Document, the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties except where the failure to do so would not have either individually or in the aggregate a Material Adverse Effect.

2.15      Registration Rights. Except as set forth in the Offering Document, no person has any right to cause the Company to effect the registration under the 1933 Act of any securities of the Company.

2.16      Brokers. Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated herein.

2.17      Disclosure. None of the representations and warranties of the Company appearing in this Subscription Agreement or any information appearing in any Exhibit or Schedule hereto other than material which says it is a “belief” or “expectation” of the Company or similarly qualified, which statements the Company believes to the best of its knowledge as of the date hereof and at each Closing Date to be true and accurate in all material respects and not misleading), when considered together as a whole, contains, or on any Closing Date will contain, any untrue statement of a material fact or omits, or on any Closing Date will omit, to state any material fact required to be stated herein or therein in order for the statements herein or therein, in light of the circumstances under which they were made, not to be misleading.

III.	TERMS OF SUBSCRIPTION

3.1        Closing and Termination of Offering. Provided that the required conditions to closing set forth in Article V and Article VI hereof have been satisfied or waived, a closing (the “Initial Closing”) shall take place at the offices of the Company as set forth herein or at such place as may otherwise be agreed to by the Company, within twenty (20) business days after the first funds have been deposited by the Company and have become cleared funds (but in no event later than five (5) business days following the Termination Date), which closing date may be accelerated or adjourned by the Company for any reasonable period not to exceed 30 days. The offering period for the Offering shall commence on the day the Offering Document is first delivered to prospective Subscribers by the Company for delivery in connection with the offering for sale of the Units and shall continue until the earlier to occur of: (i) the sale of the all of the Units being offered pursuant to this Offering; and (ii) 5:00 p.m. (Pacific Standard time), October 31, 2006; provided, however, that (A) if all of the Units have not been sold on or prior to October 31, 2006, this Offering may be extended for an additional thirty (30) days by the Company in its sole discretion and (B) this Offering may be terminated prior to October 31, 2006, upon the sole action of the Company. The day that the Offering Period terminates is hereinafter referred to as the “Termination Date.”

3.2        Certificates. The Subscriber hereby authorizes and directs the Company, upon each closing of the Offering, to (i) deliver the certificates representing the Shares (the “Stock Certificates”) to be issued to such Subscriber pursuant to this Subscription Agreement to the Subscriber’s address indicated in the Questionnaire, by ten (10) days after the applicable Closing Date.

IV.	COVENANTS

4.1        Form D and Blue Sky. The Company shall file a Form D with respect to the Units as required under Regulation D under the 1933 Act and, upon written request, provide a copy thereof to the Subscriber promptly after such filing. The Company shall, on or before the Closing, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Units for sale to the Subscriber pursuant to this Subscription Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Subscriber on or prior to the Closing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing.

4.2        Use of Proceeds. The Company shall only use the net proceeds from the sale of the Units for the following purposes:

(a)          To pay the expenses of the Offering, including, but not limited to legal and accounting fees;

(b)	To fund the costs of its Securities Act Registration Statement; and
(c)	Working capital requirements.

V.	CONDITIONS TO CLOSING IN FAVOR OF THE COMPANY

The obligation of the Company hereunder to issue and sell Units to the Subscriber at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Subscriber with prior written notice thereof:

5.1        Offering Documents. The Subscriber shall have executed a Questionnaire, a Subscription Agreement and delivered the same to the Company.

5.2        Purchase Price. The Subscriber shall have paid the purchase price for the Units being purchased by the Subscriber at the Closing in the manner set forth in Section 1.1.

5.3        Representations and Warranties. The representations and warranties of the Subscriber shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, and the Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Subscriber at or prior to the Closing.

5.4        Other Matters. All opinions, certificates and documents and all proceedings related to this Offering shall be in form and content reasonably satisfactory to the Company and its legal counsel.

VI.	CONDITIONS TO CLOSING IN FAVOR OF THE SUBSCRIBER

The obligation of the Subscriber hereunder to purchase the Units is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Subscriber’s sole benefit and may be waived by the Subscriber at any time in its sole discretion by providing the Company with prior written notice thereof:

6.1        Offering Documents. The Company shall have executed and delivered to the Subscriber each of the Offering Documents to which its signature is required.

6.2        Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing as though made at that time (except for representations and warranties that reference a specific date which shall have been true and correct in all material respects as of such date), and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Offering Documents to be performed, satisfied or complied with by the Company at or prior to the Closing.

VII.	RIGHTS OF TERMINATION

7.1        Termination by Subscriber or Company. This Subscription Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of the parties hereto; or (b) by the Company or the Subscriber upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final, non-appealable order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Subscription Agreement. Termination of this Subscription Agreement under this Section 7.1 shall result in this Subscription Agreement becoming void and of no further force and effect, except that a termination shall not release, or be construed as so releasing, any party hereto from any liability or damage to the other party hereto arising out of the breaching party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations provided hereunder, and the obligations under Section 8.8 shall survive such termination.

VIII	MISCELLANEOUS

8.1        Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company at the address set forth in the first paragraph of this agreement, Attn.: Miki Antunovich.

If to the Subscriber, to its address and facsimile number set forth at the end of this Subscription Agreement, or to such other address and/or facsimile number and/or to the attention of such other person as specified by written notice given to the Company five (5) days prior to the effectiveness of such change.

Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (c) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (a), (b) or (c) above, respectively.

8.2        Entire Agreement; Amendment. This Subscription Agreement supersedes all other prior oral or written agreements between the Subscriber, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Subscription Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Subscriber makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Subscription Agreement may be amended or waived other than by an instrument in writing signed by the Company and each Subscriber.

8.3        Severability. If any provision of this Subscription Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Subscription Agreement in that jurisdiction or the validity or enforceability of any provision of this Subscription Agreement in any other jurisdiction.

8.4        Governing Law; Jurisdiction. This Agreement shall be governed by and construed solely in accordance with the internal laws of the State of Delaware with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising under this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City and County of New Castle in the State of Delaware. By its execution hereof, Company and Subscriber hereby expressly and irrevocably submits to the in personam jurisdiction of the federal and state courts located in the City and County of New Castle and the State of Delaware and agree that any process in any such action may be served upon it personally, or by certified mail or registered mail upon such party or such agent, return receipt requested, with the same full force and effect as if personally served upon such party in New Castle, Delaware. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

8.5        Headings. The headings of this Subscription Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Subscription Agreement.

8.6        Successors And Assigns. This Subscription Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Units. The Company shall not assign this Subscription Agreement or any rights or obligations hereunder. Subscriber may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release the Subscriber from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

8.7        No Third Party Beneficiaries. This Subscription Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.8        Survival. The representations and warranties of the Company and the Subscriber contained in Article I and Article II and the agreements set forth this Article VIII shall survive the Closing for a period of twelve (12) months.

8.9        Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Subscription Agreement and the consummation of the transactions contemplated hereby.

8.10      No Strict Construction. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

8.11      Legal Representation. The Subscriber acknowledges that: (a) it has read this Subscription Agreement and the exhibits hereto; (b) it understands that the Company has been represented in the preparation, negotiation, and execution of this Subscription Agreement by Frank Hariton, Esq., counsel to the Company; (c) it has either been represented in the preparation, negotiation, and execution of this Subscription Agreement by legal counsel of its own choice, or has chosen to forego such representation by legal counsel after being advised to seek such legal representation; and (d) it understands the terms and consequences of this Subscription Agreement and is fully aware of its legal and binding effect.

8.12      Confidentiality. The Subscriber agrees that it shall keep confidential and not divulge, furnish or make accessible to anyone, the confidential information concerning or relating to the business or financial affairs of the Company contained in the Offering Documents to which it has become privy by reason of this Subscription Agreement.

8.13      Counterparts. This Subscription Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first written above.

SUBSCRIBER **	CO-SUBSCRIBER **

Signature of Subscriber	Signature of Co-Subscriber

Name of Subscriber [please print]	Name of Co-Subscriber [please print]

Address of Subscriber	Address of Co-Subscriber

Social Security or Taxpayer	Social Security or Taxpayer Identification
Identification Number of Subscriber	Number of Co-Subscriber

Name of Holder(s) as it should appear on the security certificates* [please print]

* Please provide the exact names that you wish to see on the certificates

(1)	For individuals, print full name of subscriber.
(2)	For joint, print full name of subscriber and all co-subscribers.

(3)           For corporations, partnerships, LLC, print full name of entity, including “&,” “Co.,” “Inc.,” “etc,” “LLC,” “LP,”etc.

(4)           For Trusts, print trust name (please contact your trustee for the exact name that should appear on the certificates.)

Dollar Amount of Units Subscribed For: $

Dollar Amount of Units

Subscription Accepted: $

SUBSCRIPTION ACCEPTED BY THE COMPANY

HARRY’S TRUCKING INC.

By:_________________________________

**If Subscriber is a Registered Representative with an NASD member firm or an affiliated person of an NASD member firm, have the acknowledgment to the right signed by the appropriate party:

The undersigned NASD Member firm acknowledges receipt of the notice required by Rule 3040 of the NASD Conduct Rules.

Name of NASD Member Firm

By:_________________________________

Authorized Officer